UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 8, 2007

WINSONIC DIGITAL MEDIA GROUP, LTD.
(Exact name of registrant as specified in its charter)

Nevada	000-32231	52-2236253
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Marietta Street, Suite 2600
Atlanta, Ga. 30303
(Address of principal executive offices) (Zip Code)

(404) 230-5705
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01 Entry into a Material Definitive Agreement.

On February 8, 2007, Winsonic Digital Media Group, Ltd, (the “Company”) entered into a Telecom/Office Lease Agreement and First Amendment to Lease agreement (the “Lease”) with Bank Building Limited Partnership (the “Landlord”) for approximately 12,080 square feet of rentable space (the "Leased Premises") located at 55 Marietta Street in Atlanta, Georgia.

The term of the Lease shall commence on May 1, 2007 and expires on April 30, 2017. However, the Landlord has agreed to provide the Company with access to the Leased Premises for the limited purpose of making improvements. An improvement allowance of $123,000 has been provided to the Company, of which the unused portion after May 1, 2008 may be applied to base monthly rental at the Company’s sole option.

Under this Lease, the Company is required to remit to Landlord upon execution of the Lease a security deposit in the amount of $17,566.33 and first month’s rental payment in the amount of $8,778.13. Thereafter, the Company is obligated to make monthly rental payments in the amount of $8,778.13 from May 1, 2007 to February 28, 2008; $17,566.33 from March 1, 2008 to April 30, 2012; and $19,126.67 from May 1, 2012 through termination. In addition to the monthly rent, the Company is responsible for its share of the operating expenses, utilities, taxes and other costs and expenses associated with the Leased Premises.

The Company will use this space to operate WinSonic Digital Cable Systems Network’s (WDCSN) network operations, data center, broadcast controls, switch site and application development lab. In addition, the Leased Premises shall be utilized by the Company to house its network services billing and provisioning departments and for training its current and future staff.

The foregoing descriptions of the Lease is qualified in its entirety by the full terms and conditions of the Lease, a copy of which is being furnished as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

 ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this current report on Form 8-K is incorporated herein by reference.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director.

Effective as of February 9, 2007, Jon Jannotta resigned from his position as a member of the Board of Directors of the Company.

(d)  Appointment of Director.

On February 9, 2007, the Company appointed Eric Leufroy to its Board of Directors via unanimous written consent of its Directors. Mr. Leufroy’s appointment fills the vacancy created by the resignation of Jon Jannotta, as reported above. The term of Mr. Leufroy’s election began on February 12, 2007 and shall continue until his successor is duly elected and qualified, or his earlier removal in accordance with the Company’s Bylaws and Nevada law. There is no arrangement or understanding between Mr. Leufroy and any other person pursuant to which he was selected as a director. The Company expects, subject to formal appointment by the Board, that Mr. Leufroy will serve on its Audit Committee.

Mr. Leufroy is currently the Western Region Controller for United Parcel Service in Leawood, Kansas. His current responsibilities include the management of all the finance and accounting activities for the western region of the United States, which consists of thirteen states and nine districts. Mr. Leufroy directs a team of over 220 district controllers, office managers, supervisors, and administrative employees; provides oversight of activities related to payroll, tax, account payables/receivables and customer billing; and monitors and maintains full adherence to UPS accounting/procurement procedures and Sarbanes-Oxley standards.

Mr. Leufroy has been employed with United Parcel Service since 1986 and has held the following titles, Southwest Region Controller Coordinator (2003 - 2004), Post Profitability Controller (2001 - 2002), District Controller, Secaucus, NJ (1994 - 1999), District Controller, Houston, TX (1991 - 1994) and Office Manager, Phoenix, AZ (1986 - 1991).

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1.	Telecom/Office Lease Agreement between Bank Building Limited Partnership, LLC and Winsonic Digital Media Group, Ltd., dated as of February 8, 2007.

10.2.	First Amendment to Lease between Bank Building Limited Partnership, LLC and Winsonic Digital Media Group, Ltd., dated as of February 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2007

WINSONIC DIGITAL MEDIA GROUP, LTD.

	By:	/s/ Winston Johnson
Winston Johnson
Chairman/CEO/Director